News Release

Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES STRONG FIRST QUARTER FISCAL 2021 RESULTS
-- Organic RV Market Share Gains Continue, Rising 110 Basis Points on a Trailing Twelve Month Basis --
-- Quarterly Revenues Up 34.8% Year-Over-Year, Bolstered by Strong End Consumer Demand --
-- First Quarter Gross Margin Expansion of 390 Basis Points --
-- Reported Diluted EPS of $1.70; Adjusted EPS of $1.69 Up 131.5% Over Prior Year --
-- Record Order Backlogs and Retail Sales Momentum Validate Continued Interest in the Outdoors --

FOREST CITY, IOWA, December 18, 2020 - Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's Fiscal 2021 first quarter.

First Quarter Fiscal 2021 Results
Revenues for the Fiscal 2021 first quarter ended November 28, 2020, were $793.1 million, an increase of 34.8% compared to $588.5 million for the Fiscal 2020 period, which included three weeks of Newmar performance. Fiscal 2021 first quarter revenues excluding Newmar were $674.4 million, reflecting an increase of 22.0% when excluding revenues from Newmar in the same period of Fiscal 2020, driven by strong end consumer demand. Gross profit was $137.0 million, an increase of 74.3% compared to $78.6 million for the Fiscal 2020 period. Gross profit margin increased 390 basis points in the quarter to 17.3%, driven by operating leverage, motorhome segment productivity initiatives and lower discounts and allowances, partially offset by the dilutive impact of mix related to the Newmar acquisition. Operating income was $85.0 million for the quarter, an increase of 255.8% compared to $23.9 million for the first quarter of last year. Fiscal 2021 first quarter net income was $57.4 million, an increase of 308.2% compared to $14.1 million in the prior year quarter. Reported earnings per diluted share was $1.70, compared to reported earnings per diluted share of $0.44 in the same period last year. Adjusted earnings per diluted share was $1.69, an increase of 131.5% compared to adjusted earnings per diluted share of $0.73 in the same period last year. Consolidated Adjusted EBITDA was $89.3 million for the quarter, compared to $42.0 million last year, an increase of 112.4%.

President and Chief Executive Officer Michael Happe commented, “Winnebago Industries’ first quarter results underscore the strength of our unmatched portfolio of leading brands and continued demand from the end consumer for our high quality, innovative outdoor products. The momentum we are seeing across our segments allowed us to capture the full value of our products in the marketplace, while continuing to gain market share. Our strong profit performance – including significant margin expansion – reflects the hard work and focus of our world-class Winnebago Industries team, which has maintained a commitment to operational excellence and safely manufacturing our products with a steadfast dedication to quality. We especially remain focused on continuing to deliver for our dealer partners, working hard to replenish their inventories, while ensuring strong financial performance and flexibility for both parties during these dynamic times. Interest in the outdoors is not waning and in fact, appears to be strengthening heading into calendar year 2021, and Winnebago Industries is positioned well to maximize value for our employees, end customers, dealers, and shareholders.”

Towable
Revenues for the Towable segment were $454.9 million for the first quarter, up 33.3% over the prior year, primarily driven by strong continued end consumer demand for our Grand Design and Winnebago product lines. Segment Adjusted EBITDA was $63.1 million, up 76.5% over the prior year period. Adjusted EBITDA margin of 13.9% increased 340 basis points, primarily due to lower discounts and allowances and operating leverage during the quarter. Backlog increased to 29,659 units, an increase of 313.4% over the prior year period, as dealer inventories have experienced a significant reduction amidst heightened levels of consumer retail demand since the summer of 2020.

Motorhome
Revenues for the Motorhome segment were $322.4 million for the first quarter, up 42.7% from the prior year, driven by the addition of Newmar and strong Winnebago Class B products. Excluding Newmar, segment revenues were $203.6 million, an increase of 7.0% over the prior year period. Segment Adjusted EBITDA was $30.3 million, up 225.2% from the prior year. Adjusted EBITDA margin of 9.4% increased 530 basis points driven by pricing actions, including lower discounts and allowances, productivity initiatives and operating leverage. Backlog increased to 13,217 units, an increase of 402.4% over the prior year period, as dealer inventories have experienced a significant reduction amidst heightened levels of consumer retail demand in the last six months.

Balance Sheet and Cash Flow
As of November 28, 2020, the Company had total outstanding debt of $516.5 million ($600.0 million of debt, net of convertible note discount of $70.9 million, and net of debt issuance costs of $12.5 million) and working capital of $475.0 million. Cash flow from operations was an outflow of $2.7 million in the first quarter of Fiscal 2021, as inventory levels have increased in response to very strong dealer orders and heightened backlog position.

Quarterly Cash Dividend
On December 16, 2020, the Company’s board of directors approved a quarterly cash dividend of $0.12 per share payable on January 27, 2021, to common stockholders of record at the close of business on January 13, 2021.

Mr. Happe continued, “During the first quarter we unveiled a refreshed Winnebago Industries enterprise brand, that reflects our status as a fast-growing company with a portfolio of premium outdoor brands. While proud of our iconic flagship Winnebago-brand RVs, the parent organization, Winnebago Industries, also reflects our pride in having the Grand Design, Newmar, and Chris-Craft businesses as part of our family and the aspiration that all our employees and end customers share together to “Be Great, Outdoors”. Our recently published 2020 Corporate Responsibility report reinforces our six core cultural values and outlines the actions we have taken to enhance sustainability and support the communities in which our stakeholders live, work, and play. I am exceptionally proud of our team’s efforts in not only delivering fantastic results, but also driving positive change within our organization and neighborhoods. Throughout the remainder of Fiscal Year 2021, Winnebago Industries will be focused on building upon our market momentum, and doing good in the social arena as well. We are confident that the favorable industry dynamics in the RV and marine markets and the unique appeal of our innovative products will continue to drive market share gains and strong financial results."

Conference Call
Winnebago Industries, Inc. will discuss Fiscal 2021 first quarter earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand
Design, Chris-Craft, and Newmar brands, which are used primarily in leisure travel and outdoor recreation activities. The
Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in
Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, business interruptions, any unexpected expenses related to ERP, risks related to compliance with debt covenants and leverage ratios, and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	November 28, 2020		November 30, 2019
Net revenues	$793,131	100.0%	$588,458	100.0%
Cost of goods sold	656,127	82.7%	509,845	86.6%
Gross profit	137,004	17.3%	78,613	13.4%
Selling, general, and administrative expenses	48,399	6.1%	51,105	8.7%
Amortization of intangible assets	3,590	0.5%	3,614	0.6%
Total operating expenses	51,989	6.6%	54,719	9.3%
Operating income	85,015	10.7%	23,894	4.1%
Interest expense	9,941	1.3%	6,049	1.0%
Non-operating expense (income)	94	—%	(116)	—%
Income before income taxes	74,980	9.5%	17,961	3.1%
Provision for income taxes	17,557	2.2%	3,893	0.7%
Net income	$57,423	7.2%	$14,068	2.4%
Income per common share:
Basic	$1.71		$0.44
Diluted	$1.70		$0.44
Weighted average common shares outstanding:
Basic	33,609		32,067
Diluted	33,839		32,267

Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	November 28, 2020	August 29, 2020
Assets
Current assets:
Cash and cash equivalents	$272,939	$292,575
Receivables, net	231,182	220,798
Inventories, net	263,137	182,941
Prepaid expenses and other assets	21,162	17,296
Total current assets	788,420	713,610
Total property, plant, and equipment, net	171,210	174,945
Other assets:
Goodwill	348,058	348,058
Other intangible assets, net	401,178	404,768
Investment in life insurance	27,904	27,838
Operating lease assets	28,838	29,463
Other assets	15,382	15,018
Total assets	$1,780,990	$1,713,700

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$123,328	$132,490
Income taxes payable	25,565	8,840
Accrued expenses	164,508	159,060
Total current liabilities	313,401	300,390
Non-current liabilities:
Long-term debt, less current maturities	516,527	512,630
Deferred income taxes	16,483	15,608
Unrecognized tax benefits	6,692	6,511
Operating lease liabilities	26,492	27,048
Deferred compensation benefits, net of current portion	10,884	11,130
Other	18,953	12,917
Total non-current liabilities	596,031	585,844
Stockholders' equity	871,558	827,466
Total liabilities and stockholders' equity	$1,780,990	$1,713,700

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
(in thousands)	November 28, 2020	November 30, 2019
Operating activities:
Net income	$57,423	$14,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,160	3,586
Amortization of intangibles	3,590	3,614
Non-cash interest expense, net	3,351	1,023
Amortization of debt issuance costs	606	760
Last in, first-out expense	276	332
Stock-based compensation	2,354	1,583
Deferred income taxes	872	731
Other, net	(3,329)	65
Change in assets and liabilities:
Receivables	(10,380)	27,906
Inventories	(80,472)	20,082
Prepaid expenses and other assets	583	(84)
Accounts payable	(8,371)	(4,214)
Income taxes and unrecognized tax benefits	16,556	3,217
Accrued expenses and other liabilities	10,111	6,364
Net cash (used in) provided by operating activities	(2,670)	79,033

Investing activities:
Purchases of property and equipment	(8,689)	(6,624)
Acquisition of business, net of cash acquired	—	(264,280)
Proceeds from sale of property	7,775	—
Other, net	(234)	243
Net cash used in investing activities	(1,148)	(270,661)

Financing activities:
Borrowings on long-term debt	798,359	903,292
Repayments on long-term debt	(798,359)	(603,292)
Purchase of convertible bond hedge	—	(70,800)
Proceeds from issuance of warrants	—	42,210
Payments of cash dividends	(4,046)	(3,469)
Payments for repurchases of common stock	(11,606)	(1,663)
Payments of debt issuance costs	—	(10,707)
Other, net	(166)	(46)
Net cash (used in) provided by financing activities	(15,818)	255,525

Net (decrease) increase in cash and cash equivalents	(19,636)	63,897
Cash and cash equivalents at beginning of year	292,575	37,431
Cash and cash equivalents at end of year	$272,939	$101,328

Supplement cash flow disclosure:
Income taxes received, net	$(195)	$(311)
Interest paid	$2,377	$5,193

Non-cash transactions:
Issuance of Winnebago common stock for acquisition of business	$—	$92,572
Capital expenditures in accounts payable	$613	$2,063

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(in thousands, except unit data)

	Three Months Ended
(in thousands)	November 28, 2020	% of Revenues	November 30, 2019	% of Revenues	$ Change	% Change
Net revenues	$454,901		$341,250		$113,651	33.3%
Adjusted EBITDA	63,143	13.9%	35,785	10.5%	27,358	76.5%

	Three Months Ended
Unit deliveries	November 28, 2020	Product Mix(1)	November 30, 2019	Product Mix(1)	Unit Change	% Change
Travel trailer	9,160	64.4%	6,336	59.8%	2,824	44.6%
Fifth wheel	5,054	35.6%	4,263	40.2%	791	18.6%
Total towables	14,214	100.0%	10,599	100.0%	3,615	34.1%

($ in thousands)	November 28, 2020		November 30, 2019		Change	% Change
Backlog(2)
Units	29,659		7,174		22,485	313.4%
Dollars	$865,420		$242,853		$622,567	256.4%
Dealer Inventory
Units	12,637		17,843		(5,206)	(29.2)%
(1)    Percentages may not add due to rounding differences.
(2)    We include in our backlog all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorhome
(in thousands, except unit data)

	Three Months Ended
(in thousands)	November 28, 2020	% of Revenues	November 30, 2019	% of Revenues	$ Change	% Change
Net revenues	$322,389		$225,891		$96,498	42.7%
Adjusted EBITDA	30,343	9.4%	9,331	4.1%	21,012	225.2%

	Three Months Ended
Unit deliveries	November 28, 2020	Product Mix(1)	November 30, 2019	Product Mix(1)	Unit Change	% Change
Class A	598	25.7%	399	21.2%	199	49.9%
Class B	1,098	47.1%	809	43.0%	289	35.7%
Class C	634	27.2%	674	35.8%	(40)	(5.9)%
Total motorhomes	2,330	100.0%	1,882	100.0%	448	23.8%

($ in thousands)	November 28, 2020		November 30, 2019		Change	% Change
Backlog(3)
Units	13,217		2,631		10,586	402.4%
Dollars	$1,709,154		$384,201		$1,324,953	344.9%
Dealer Inventory
Units	2,123		5,169		(3,046)	(58.9)%
(1)    Percentages may not add due to rounding differences.
(2) November 30, 2019 three months ended data includes approximately one month of Newmar results from the time of acquisition (11/08/19).
(3)    We include in our backlog all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation (Unaudited)
(in thousands, except per share data)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles Diluted income per share to Adjusted diluted income per share:

	Three Months Ended
(in thousands)(1)	November 28, 2020	November 30, 2019
Diluted income per share	$1.70	$0.44
Pretax acquisition-related costs(2)	—	0.31
Pretax acquisition-related fair-value inventory step-up	—	0.03
Pretax non-cash interest expense(3)	0.10	0.03
Gain on sale of property and equipment	(0.11)	—
Tax impact of adjustments(4)	—	(0.08)
Adjusted diluted income per share	$1.69	$0.73
(1) Per share numbers may not foot due to rounding
(2)    Represents transaction-closing costs.
(3)    Non-cash interest expense associated with the Convertible Notes issued related to our acquisition of Newmar.
(4)    Income tax charge calculated using the statutory tax rate for the U.S. of 21.0% for both periods presented.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended
(in thousands)	November 28, 2020	November 30, 2019
Net (loss) income	$57,423	$14,068
Interest expense	9,941	6,049
Provision for income taxes	17,557	3,893
Depreciation	4,160	3,586
Amortization of intangible assets	3,590	3,614
EBITDA	92,671	31,210
Acquisition-related fair-value inventory step-up	—	1,176
Acquisition-related costs	—	9,950
Restructuring expenses	93	(172)
Gain on sale of property and equipment	(3,565)	—
Non-operating income	94	(116)
Adjusted EBITDA	$89,293	$42,048

We have provided non-GAAP performance measures of Adjusted diluted income per share, EBITDA, and Adjusted EBITDA as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and improve comparability of our results from period to period. Adjusted diluted income per share is defined as income per share adjusted for items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period. We believe Adjusted diluted income per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from

Adjusted income per share include acquisition-related costs, acquisition-related fair-value inventory step-up, non-cash interest expense, and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related fair-value inventory step-up, acquisition-related costs, restructuring expenses, gain or loss on the sale of property and equipment, and non-operating income.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance and trends as well as our performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our ABL credit facility and outstanding notes. We believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.